Exhibit  99  -  Press  release  issued  November  9,  2001
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SEMCO  Energy,  Inc.
405  Water  Street,  Port  Huron,  MI  48060



FOR  IMMEDIATE  RELEASE

MEDIA  CONTACT:  FRANCIS  R.  LIEDER
Manager  of  Corporate  Communications  and  Media  Affairs
Phone:  810-987-2200  Ext.  4186
FAX:  810-989-4098
E-mail:  francis.lieder@semcoenergy.com
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ANALYSTS  CONTACT:  THOMAS  CONNELLY
Director  of  Investor  Relations
Phone:  248-702-6240
E-mail:  thomas.connelly@semcoenergy.com
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 SEMCO ENERGY GAS COMPANY WITHDRAWS REQUEST TO CONTINUE CUSTOMER CHOICE AND RATE
           FREEZE PROGRAM; COST-BASED PRICING TO RESUME IN APRIL 2002



     PORT HURON, MI, NOVEMBER 9, 2001 - SEMCO ENERGY GAS COMPANY today announced the withdrawal of its request to extend its Customer Choice Program, which included a frozen gas cost. Under the SEMCO ENERGY proposal, a frozen gas cost would have been in effect from April 1, 2002, through March 31, 2005. The utility will instead reinstate its Gas Cost Recovery (GCR) pricing system when the current Customer Choice Program expires on March 31, 2002.
     Gas Company President Jon A. Kosht said the application, filed in September, was withdrawn this week after SEMCO ENERGY was unable to reach an agreement with the Michigan Public Service Commission (MPSC) staff and other interested parties on a frozen rate for natural gas for the three years of the proposed extended program.
     SEMCO ENERGY sought a maximum price of $4.99 per thousand cubic feet (Mcf) with the actual price determined by the market price on the day SEMCO ENERGY would have received authorization from the MPSC.
     MPSC staff contended the $4.99 Mcf price was too high and that the frozen rate conflicts with efforts to develop a Gas Customer Choice Program for the state of Michigan.
     "We are, of course, disappointed that an agreement could not be reached that would have allowed SEMCO ENERGY to continue our frozen rate program to our customers," Kosht said. "The benefits of a frozen rate were proven in February of this year when SEMCO ENERGY customers were shielded from the sudden volatility in the natural gas market. We had hoped to continue to offer similar benefits through an extension in the Customer Choice Program."
     According to MPSC estimates, SEMCO ENERGY customers saved $112 million in energy costs in 2000 alone because of the frozen price.
     SEMCO ENERGY was the only natural gas distribution company in Michigan to seek permission to extend a Customer Choice program with a fixed price for customers.
     When the current three-year program ends March 31, 2002, SEMCO ENERGY's GCR clause will automatically be reinstated. The GCR is the regulated amount a utility may charge customers in order to recoup the costs of buying natural gas on the market. The MPSC has the authority to adjust the GCR factor based on the variability in natural gas market prices. A surcharge or refund is passed along to the customer if actual gas costs incurred by the utility are higher or lower than estimates. The MPSC suspended SEMCO ENERGY's GCR factor in April 1999 when the experimental Customer Choice program went into effect.

     SEMCO ENERGY GAS COMPANY, a division of SEMCO ENERGY, Inc. (NYSE: SEN), distributes natural gas to more than 267,000 residential, commercial and industrial customers in Michigan. The Alaska division, ENSTAR Natural Gas Company, distributes natural gas to more than 102,000 customers in Anchorage and surrounding areas. The Company also owns and operates businesses involved in natural gas engineering and quality assurance services, pipeline construction services, propane distribution, intrastate pipeline and natural gas storage in various regions of the United States. In addition, it provides information technology and outsourcing services, specializing in the mid-range computer market.